UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934 (Amendment No. )

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Industrial Logistics Properties Trust

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Supplement to Proxy Statement for the 2026 Annual Meeting of Shareholders to be Held on June 9, 2026

EXPLANATORY NOTE

This proxy statement supplement (this “Supplement”) supplements and amends the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed with the Securities and Exchange Commission by Industrial Logistics Properties Trust, a Maryland real estate investment trust (the “Company,” “we,” “us” or “our”) on March 18, 2026.

Following the filing of the Proxy Statement, we determined that due to administrative error, the Sustainability section on pages 6 through 11 of the Proxy Statement included certain historical data. This Supplement is being filed to correct that error and replace with the updated data. The corrected information is provided below and replaces the information included in the Sustainability section on pages 6 through 11 in its entirety originally included in the Proxy Statement.

Except as specifically discussed in this Explanatory Note, this Supplement does not otherwise modify or update any other disclosures presented in the Proxy Statement. This Supplement should be reviewed in conjunction with the Proxy Statement, and, from and after the date of this Supplement, any references to the “Proxy Statement” shall be deemed to include the Proxy Statement as amended by this Supplement. In addition, this Supplement does not reflect events occurring after the date of the Proxy Statement or modify or update disclosures that may have been affected by subsequent events. All page references are to the Proxy Statement, and capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Proxy Statement.

Please note that any proxy card or notice of internet availability of proxy materials has not changed and may still be used to vote your Common Shares in connection with our 2026 Annual Meeting. If you have already submitted your vote, you do not need to take any further action. Information on how to vote your Common Shares and how to change your vote or revoke your proxy is contained in the Proxy Statement.

The disclosure in the Sustainability section on pages 6 through 11 of the Proxy Statement is hereby supplemented by amending and restating the section “Sustainability” as follows to replace the section in its entirety as provided below:

Sustainability

Overview. Our business strategy incorporates a focus on sustainable approaches to operating our properties in a manner that benefits our shareholders, tenants and the communities in which we are located. Substantially all our properties are net leased to third party tenants that assume operating responsibilities for their properties and, as a result, we have limited opportunities to influence operational efficiencies at our properties. However, we encourage our tenants to operate our properties in ways that improve the economic performance of their operations, while simultaneously managing energy and water consumption, as well as greenhouse gas emissions.

Our environmental, social and governance initiatives are primarily implemented by our manager, RMR, and focus on a complementary set of objectives, including the following:

•	Responsible Investment: We seek to invest capital in our properties that both improves environmental performance and enhances asset value. During the acquisition of properties, RMR assesses, among other things, environmental sustainability opportunities and physical and policy driven climate related risks as part of the due diligence process. In 2024 and early 2025, RMR, in coordination with a third party consultant, updated physical climate scenario analyses for substantially all our properties originally performed in 2021. These analyses include:

o	Evaluation of current physical climate risk exposure and assessments of future physical climate risk exposure models that consider a “business as usual” approach, a 2.0°C emissions mitigation approach in line with the Paris Climate Agreement and a “middle” approach, all based on the Intergovernmental Panel on Climate Change (“IPCC”) Fifth Assessment Report (“AR”) Representative Concentration Pathways (“RCP”) 8.5, 2.6, and 4.5, respectively, mapped to the latest IPCC AR6 Shared Social Economic Pathways (“SSP”) SSP1, SSP2 and SSP5, respectively.

o	Qualitative exposures to long term acute and chronic climate risks for future climate scenarios.

We anticipate this information will aid in ensuring investment strategies and operational protocols are effective in mitigating future physical climate risk.

•	Environmental Stewardship: We seek to improve the environmental footprint of our properties, including by reducing energy consumption and water usage, especially when doing so may reduce operating costs and enhance the properties’ competitive position. Although our properties are net leased and our tenants oversee most of the property maintenance and improvements over the lease term, RMR’s Asset Services and Energy & Sustainability groups proactively leverage opportunities to make our properties more environmentally friendly and efficient. Specifically, RMR engages our tenants on the following topics:

o	Environmental Protection Agency’s (“EPA”) ENERGY STAR® energy, water and emissions benchmarking;

o	Onsite renewable solar energy;

o	Building honors and recognition through the EPA’s ENERGY STAR® and Building Owners and Manager’s Association (“BOMA”) 360 programs;

o	Real-time energy and water monitoring;

o	High-efficiency heating, ventilation and air conditioning (“HVAC”) and lighting technologies;

o	Electric vehicle charging stations;

o	Building electrification and decarbonization evaluations; and

o	Assess asset-level compliance with current and future building energy and emissions performance standards across the United States and establish cost effective pathways to comply.

As a result of these ongoing programs and efforts by our tenants, we have achieved the following:

o	Certifying more than 1.0 million square feet of our properties through EPA’s ENERGY STAR® program;

o	Certifying more than 1.3 million square feet of our properties through the U.S. Green Building Council’s Leadership in Energy & Environmental Design (“LEED”) certification program, including 95,953 square feet achieving a Gold Certification; and

o	Earning BOMA 360 recognition for more than 10.0 million square feet across 56 properties from the BOMA International 360 Performance Program.

•	Investments in Human Capital: We have no employees of our own. We rely on our manager, RMR, to hire, train, and develop a workforce that meets the needs of our business, contributes positively to our society and helps reduce our impact on the natural environment.

RMR employs approximately 860 real estate professionals across the United States. In 2025, RMR was recognized by GlobeSt. as one of commercial real estate’s Best Places to Work for the second consecutive year and by Commercial Property Executive as 11th on its list of Top Commercial Property Management Companies and by the EPA as an “ENERGY STAR Partner of the Year, Sustained Excellence.” In 2023, RMR was recognized by The Boston Globe for the fourth consecutive year as one of “The Top Places to Work in Massachusetts” in the “Large Employers” category. In 2021, RMR received the Excellence Award from the Institute of Real Estate Management.

RMR’s recruiting programs, on-boarding, retention programs and its development and ongoing training programs currently include the following:

o	Leading with Impact: Since 2016, RMR hosted Leading with Impact workshops for managers throughout the company to expand their perspectives and increase their confidence as a new manager. Within their first year, managers complete the workshop and learn how to effectively delegate, solve problems and give meaningful performance feedback.

o	Tuition Reimbursement Program: RMR offers tuition assistance up to $20,000 annually for work-related education from accredited colleges and universities in order to deepen employees’ skillsets and support personal enrichment.

o	Internship Program: RMR offers hands-on experience across a wide array of disciplines that are critical to the success of its organization. Interns have the opportunity to contribute to and learn from teams operating within RMR’s accounting, asset management, real estate development, energy and sustainability, information technology, investor relations and human resources departments.

RMR also prioritizes ongoing education and training for all employees across their organization as follows:

o	Engineering Apprenticeship Program: Given the increasing challenges within the real estate industry of attracting a qualified pool of engineers throughout the country, RMR made it a strategic priority to develop the next generation of qualified building engineers. RMR’s Engineering Apprenticeship Program standardizes the recruitment and development of engineering candidates to prepare them for open positions and to plan for future engineering needs. RMR recruits from various trade schools and job fairs to identify candidates for the two-year program with a curriculum that includes specific onboarding plans for training in electrical, HVAC, or plumbing trades and covers a range of essential engineering staff development topics.

o	Industry Associations & Credentials: In order to further their professional development, many of RMR’s employees seek out credentials and association memberships, with any membership costs reimbursed by RMR. Examples of credentials and association memberships include: BOMA Membership and Event Participation, Certified Property Manager, Certified Public Accountant, National Association of Industrial and Office Properties, LEED Accredited Professional, Certified Energy Manager and Fitwel Ambassador.

•	Board and Management Composition: Our Board and its committees reflect an overall balance of professional background, knowledge, experience, perspective, skill and expertise. RMR is an equal opportunity employer that believes workforce excellence starts at the highest levels of its organization and extends to every employee within the organization. Members of our Board and RMR’s leadership teams are comprised of individuals who exhibit ethics and integrity, have business acumen, sound judgment and a strong record of achievements.

•	Inclusive Work Culture: We believe an inclusive workplace positions RMR to achieve extraordinary results for our company. RMR seeks to attract and retain top talent through an inclusive work culture with leadership programs and initiatives like Leading with Impact, the RMR internship programs and other internal investments in broad-based training and development.

•	Sustainability Program: We believe RMR’s sustainability initiatives can benefit our business. RMR’s sustainability program is managed within the functional groups that perform environmental, social and governance activities. These functional groups, including Asset Services, Investor Relations, Energy & Sustainability, Engineering, Information Technologies and Human Resources, report to members of RMR’s executive operating committee, which oversees all of RMR’s sustainability activities. Our independent board members review RMR’s sustainability program performance and provide feedback that helps shape existing and new initiatives. We and RMR have a broad range of corporate governance and sustainability policies, guidelines and procedures designed to encourage consideration of sustainability criteria in the broader context of investment and property management and to ensure compliance with applicable laws.

To learn more about RMR’s and our sustainability initiatives, visit www.rmrgroup.com/corporate-sustainability and www.ilptreit.com/about-us/sustainability.

Sustainability Accounting Metrics. The following disclosures are informed by the guidance of the Sustainability Accounting Standards Board (“SASB”) Industry Standard for Real Estate Version 2023-06. To the extent an accounting metric, as defined by the SASB Standard, is not applicable to our portfolio or data to report on the applicable accounting metric is not available to us, we have not made any disclosure.

For the following disclosures, our properties are reported in one operating segment and is consistent with how these properties and our operating results are presented in our other Securities and Exchange Commission (“SEC”) filings. The information presented is as of December 31, 2025, unless otherwise noted. Additionally, for all sustainability accounting metrics, Same Property includes properties owned and operated continuously since January 1, 2024.

CODE	METRIC	VALUE (INDUSTRIAL)
IF-RE-130a.1	Energy Consumption Data Coverage as a Percentage of Floor Area (%)	20.9%
IF-RE-130a.2 (1)	Total Energy Consumed by Portfolio Area with Data Coverage (GJ)	866,631
IF-RE-130a.2 (2)	Percentage of Total Energy from Grid Electricity (%)	68.0%
IF-RE-130a.2 (3)	Percentage of Total Energy from Renewable Source (%)	0.0%
IF-RE-130a.3	Like-for-Like Percentage Change in Energy Consumption (%)	7.5%
IF-RE-130a.4 (1)	Percentage of Eligible Portfolio that has an Energy Rating (%)	28.5%
IF-RE-130a.4 (2)	Percentage of Eligible Portfolio that is Certified to ESTAR (%)	2.5%
IF-RE-130a.5	Description of how building energy management considerations are integrated into property investment analysis and operational strategy	See description below table.

CODE	METRIC	VALUE (INDUSTRIAL)
IF-RE-140a.1 (1)	Water Withdrawal Data Coverage as a Percentage of Total Floor Area (%)	20.1%
IF-RE-140a.1 (2)	Water Withdrawal Data Coverage as a Percentage of Floor Area in Water Stress Regions (%)	36.8%
IF-RE-140a.2 (1)	Total Water Withdrawn by Portfolio Area with Data Coverage (km3)	218.4
IF-RE-140a.2 (2)	Percentage of Water Withdrawn in Regions with High or Extremely High Water Stress (%)	36.8%
IF-RE-140a.3	Like-for-Like Percentage Change in Water Withdrawn (%)	-3.9%
IF-RE-140a.4	Description of water management risks and discussion of strategies and practices to mitigate those risks	See description below table.
IF-RE-410a.1 (1)	Percentage of New Leases That Contain a Cost Recovery Clause (%)	67.6%
IF-RE-410a.1 (2)	Associated leased floor area, by property sector (m2)	436,203
IF-RE-410a.3	Discussion of approach to measuring, incentivizing and improving sustainability impacts of tenants	See comments below table.
IF-RE-450a.1	Area in 100-year flood zone (m2)	142,120
IF-RE-450a.2	Description of climate change risk exposure analysis, degree of systematic portfolio exposure, and strategies for mitigating risks	See description below table.
IF-RE-000.A	Number of Assets	409
IF-RE-000.B	Leasable Floor Area (m2)	5,537,391
IF-RE-000.C	Indirectly Managed Assets (%)	96.1%
IF-RE-000.D	Average Occupancy Rate (%)	94.5%

SASB Accounting Metric Code: IF-RE-130a.5: Energy management integration discussion.

Our manager, RMR, engages with our tenants and encourages energy management best practices that improve the economic performance of their operations, which include:

o	ENERGY STAR® benchmarking;

o	Real-time energy monitoring;

o	Light Emitting Diodes (“LED”) lighting upgrades;

o	Energy performance review for end-of-life HVAC equipment replacements; and

o	Exposure to and compliance with Building Performance Standards (“BPS”) laws.

These energy management efforts reduce energy usage helping to generate both economic and environmental benefits.

During the acquisition of properties, RMR assesses, among other things, energy management opportunities and physical and policy driven climate related risks as part of the due diligence process.

Some cities and states in which we own properties require annual whole-building energy and water use disclosure or achieving certain energy or emissions performance standards. In these jurisdictions, RMR engages with tenants to collect and report any direct tenant-paid energy and water consumption. RMR’s programs also aid in complying with BPS by actively seeking out cost effective ways to reduce energy and emissions across properties managed by them and where tenants directly manage energy.

SASB Accounting Metric Code: IF-RE-410a.3: Discussion of approach to measuring, incentivizing, and improving sustainability impacts of tenants.

On our behalf, RMR collaborates with our net leased industrial tenants to capture environmental data for our properties. Engaging with our tenants that manage data directly, RMR has increased visibility into operational performance for our properties. This effort has provided insight for approximately 9.3 million square feet of industrial properties. RMR’s asset managers encourage our tenants to operate our properties in ways that improve the economic performance of their operations, while simultaneously managing energy and water consumption, as well as greenhouse gas emissions.

SASB Accounting Metric Code: IF-RE-450a.2: Description of climate change risk exposure analysis, degree of systematic portfolio exposure, and strategies for mitigating risks.

We define climate change resilience as our ability to anticipate, prepare for and recover from adverse physical climate activity including increased severity of acute weather events and chronic changes to weather patterns as well as identify and plan for climate-related transitional activities such as changes in policy and market-driven expectations.

Properties susceptible to inundation from flood waters are evaluated routinely. The evaluation may include implementing tenant and local agency coordination protocols, property incident response plan reviews, insurance provider assessments and the implementation of physical protection elements, such as flood and wind protection barriers.

We routinely utilize technology to evaluate our properties for energy and water performance. Such activities support lower operating expenses, improve comfort for our occupants and reduce our exposure to impacts from policies targeting building energy performance and greenhouse gas emissions.

Our portfolio strategy includes the development of hazard and vulnerability assessments of our existing properties and scenario planning and economic risk reviews of property development opportunities over long term ownership periods. In 2021 RMR, in coordination with a third party consultant, performed physical climate scenario analyses for substantially all our properties. In 2024 and early 2025, RMR refreshed these analyses. The climate scenario assessments under evaluation include current physical climate risk exposure and assessments of future physical climate risk exposure models that consider a “business as usual” approach, a 2.0°C emissions mitigation approach in line with the Paris Climate Agreement and a “middle” approach, all based on the IPCC fifth Assessment Report (“AR”) RCPs 8.5, 2.6, and 4.5, respectively, mapped to the latest IPCC AR6 Shared Social Economic Pathways (“SSP”) SSP1, SSP2 and SSP5, respectively. The following table summarizes physical and transitional climate change risks and opportunities identified for our portfolio.

Risks	Opportunities

•   Over time, chronic or acute climate stressors such as extreme heat, increased precipitation, inland flooding or storm surges could lead to the need for capital investments to meet landlord commitments or improve asset resilience. These climate stressors may also impact public infrastructure such as roadways and bridges, limiting access to our properties.

•  Energy-efficient, low-carbon footprint and climate change resilient properties may be in high demand, increasing revenue potential.

•  Onsite solar power generation can drive down utility expenses and provide clean energy and covered parking for tenants. Battery energy storage may further reduce operating expenses and contribute to an increase of localized grid reliability.

•   Energy or emissions performance standards require capital investments to meet standards and offset regulatory fees.

•   Labor working conditions for warehouse and logistics facilities bay be impacted by extreme or chronic heat.

•  Innovative solutions such as smart buildings, healthy buildings and buildings with sought-after amenities such as alternative fuels and electric vehicle (“EV”) charging stations may attract high-quality, investment-grade tenants.